Exhibit 99.1

ServiceSource Appoints John R. Harris to the Board of Directors

Veteran Information Technology and Business Services Executive Fills Vacancy Created by the Departure of Madhu Ranganathan

DENVER — Jul. 10, 2019 — ServiceSource (NASDAQ: SREV), the digital customer journey experience company, today announced the appointment of John R. Harris to its Board of Directors, where he will also serve as a member of the Company’s Audit Committee.

Harris is a proven operator and seasoned executive with more than 35 years of experience leading global technology and business service companies. Throughout his career as a board member, CEO and senior executive, Harris has driven strategic, financial and operational transformation at publicly-traded and private equity-backed companies. Harris joins the ServiceSource Board effective July 8, 2019, filling a vacancy created by the departure of Madhu Ranganathan, who resigned from the Board for personal reasons effective July 3, 2019. Following Ms. Ranganathan’s resignation, the Board appointed John R. Ferron as Chair of the Audit Committee.

“John Harris is a highly-regarded IT and business services industry veteran with an impressive track record of creating shareholder value at multiple organizations,” said Bruce Dunlevie, ServiceSource’s lead independent director. “His leadership background, operational focus and financial acumen will be very complementary to the Board, and we look forward to the insights and industry expertise he will bring. I would also like to express our appreciation to Madhu for her contributions to the Board and her support of the Company.”

“We are thrilled to welcome John to ServiceSource and anticipate the positive impact he will make as we execute our strategy,” commented Rob Ashe, Chair of ServiceSource’s Nominating and Governance Committee. “With his appointment, we have now added two accomplished and respected Board members in the past six months, demonstrating clear furtherance of our commitment to recruit independent directors who bring new experience sets and perspectives as we seek to build value for all stakeholders.”

“I am excited to become a member of ServiceSource’s Board at this period in the Company’s evolution,” said Harris. “Through its focus on enhancing the customer journey experience for world-class B2B technology brands, ServiceSource has a unique opportunity to scale a differentiated services business in a disruptive market category. I look forward to leveraging my expertise from other global companies to support the leadership team’s strategic vision, operational execution and digital transformation initiatives.”

About John R. Harris

Harris is a veteran investor, advisor and operator in the Information Technology and Business Process Outsourcing industries with more than 35 years of experience in CEO and senior executive positions. Harris has in-depth experience in public company operations and management, having served from February 2006 to October 2009 as the President and Chief Executive Officer of eTelecare Global Solutions, a global provider of outsourced customer care services. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. Additionally, Harris has served as Chief Executive Officer and President of Delinea Corporation, Chief Executive Officer and President of Exolink, and Chairman and Chief Executive Officer of Ztango. Earlier in his career, Harris spent twenty-five years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’ four strategic business units serving the telecommunications and media industries.

Harris brings to ServiceSource significant board and advisory experience at both public and private companies, having chaired and served on multiple Audit, Compensation and Governance committees. In addition to ServiceSource, Harris also serves on the boards of The Hackett Group, Inc. (NASDAQ: HCKT) and Mobivity Holdings Corp. (OTCQB: MFON).

Harris holds a Master of Business Administration and a Bachelor of Business Administration from the University of West Georgia and is on the Board of Advisors to the Richardson School of Business.

About ServiceSource

ServiceSource International, Inc. (NASDAQ: SREV) brings the world’s greatest brands closer to their customers through digitally-enabled solutions and data-driven insights that personalize and power the “moments that matter”. Backed by 20 years of experience, an industry-leading technology platform, a robust global footprint and a powerful suite of solutions that enhance every touchpoint along the Customer Journey Experience (CJX), we deliver impactful revenue growth for global market leaders. Operating out of eight countries with more than 3,000 sales delivery professionals speaking 45 languages, ServiceSource drives billions of dollars in client value annually. To learn more about how we help our clients more effectively find, convert, nurture, grow and retain their customers, visit www.servicesource.com.

Connect with ServiceSource:

Investor Relations Contact for ServiceSource

Chad Lyne

clyne@servicesource.com

720-889-8784

Trademarks

ServiceSource®, and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.